Exhibit 99.2

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DE 21-030

UNITIL ENERGY SYSTEMS, INC.

Request for Change in Rates

Order on Expedited Motion for Clarification

O R D E R    N O. 26,625

May 12, 2022

In this order the Commission clarifies that the annual revenue requirement approved in Order No. 26,623 shall be $5,883,395. This clarification and amendment is related to the arrearage management program proposed in the Settlement Agreement, but not approved by the Commission.

I.	PROCEDURAL HISTORY

On May 3, 2022, the Commission issued Order No. 26,623 in which it partially approved a settlement agreement submitted in the Unitil rate case. In that order, the Commission did not approve an arrearage management program (AMP) contained in the settlement. On May 10, 2022, Unitil Energy Systems, Inc. (Unitil) requested that the Commission, pursuant to N.H. Code of Admin. Proc R. Puc 203.07 and RSA 541:3, provide an expedited clarification of Order No. 26,623. Unitil indicated that the Staff of the Department of Energy (DOE) and the Office of Consumer Advocate (OCA) assented to the motion. Other parties have not filed responses to Unitil’s motion.

Unitil must file conforming tariffs within fifteen (15) days of the date of the Order (i.e., May 18, 2022) pursuant to Puc 1603.02(b). Order No. 26,623 at 33.

II.	POSITIONS OF THE PARTIES

A.	Unitil

On February 11, 2022, Unitil, the DOE, the Office of the Consumer Advocate, Clean Energy New Hampshire, the Department of Environmental Services, and ChargePoint, Inc. (collectively, the Settling Parties) submitted a Settlement Agreement to the Commission proposing, among other things, an increase of $6,326,330 in the Company’s distribution revenues and the establishment of an AMP. Order No. 26,623 at 5, 14 (May 3, 2022). In the Settlement Agreement, the Settling Parties agreed that the Company’s base rates would include $440,118 in annual revenue attributable to the implementation of an arrearage management program, including an allocated full-time employee cost of $65,118 and annual arrearage forgiveness of $375,000. Hearing Exhibit 12 (Settlement Agreement and Attachments); see also Order No. 26,623 at 14.

In Order No. 26,623, the Commission approved the proposed revenue requirement increase of $6,326,330, however, the Commission declined to approve the arrearage management program. Id. at 29-30. According to Unitil, the approved increase in base rates of $6,326,330 included $440,118 for the arrearage program. Removing the $440,118 also results in a decrease to the revenue requirement of an additional $2,817 associated with a reduction in bad debt expense. Removing the $440,118 and the $2,817 from the approved revenue requirement results in a revenue requirement of $5,883,395.

B.	OCA

Unitil stated that OCA has assented to its motion for expedited clarification and amendment of Order No. 26,623.

C.	Department of Energy

Unitil stated that the DOE also assented to its motion.

II.	COMMISSION ANALYSIS

The Commission is authorized to fix rates after a hearing, upon determining that rates, fares, and charges are just and reasonable. RSA 378:7. In this case, the revenue requirement approved in Order No. 26,623 was higher than the amount actually required by the approved programs. The Commission finds that the adjustment of the revenue requirement to $5,883,395 will result in reasonable rates and clarifies that Order No. 26,623 should be amended to approve that amount. Further, the Commission thanks the Company for pointing out this inconsistency in the rates set out in Order No. 26,623.

Puc 203.07 (f) allows five days for an objection to a motion for rehearing or for clarification. No party has filed an objection and two parties, DOE and OCA, have assented. Given the tight time frame for the filing of the permanent rate increase tariffs, we waive the five-day requirement of Puc 203.07(f). We find that in this case a waiver will serve the public interest; and will not disrupt the orderly and efficient resolution of matters before the Commission. Interested parties wishing to object to the Unitil motion must do so on or before May 16, 2022.

Based upon the foregoing, it is hereby

ORDERED, that Order No. 26,623 is clarified and amended to approve an annual revenue requirement for Unitil of $5,883,395 as the basis for calculating rates for effect on June 1, 2022; and it is

FURTHER ORDERED, that Unitil shall file updated Settlement Agreement attachments in a live Excel format on or before May 16, 2022.

By order of the Public Utilities Commission of New Hampshire this twelfth day of May, 2022.

/s/ Daniel C. Goldner	/s/ F. Anne Ross
Daniel C. Goldner	F. Anne Ross
Chairman	Special Commissioner

Service List - Docket Related

Docket# : 21-030

Printed: 5/12/2022

Email Addresses

ClerksOffice@puc.nh.gov

asbury@unitil.com

Scott.T.Balise@energy.nh.gov

Jason@transformconsulting.com

Larry@transformconsulting.com

kelly@cleanenergynh.org

rburke@nhla.org

campbellm@unitil.com

matthew.deal@chargepoint.com

paul.b.dexter@energy.nh.gov

jay.e.dudley@energy.nh.gov

sdunbar@keyesfox.com

mateo@transformconsulting.com

stephen.r.eckberg@energy.nh.gov

eemerson@primmer.com

epler@unitil.com

sam@cleanenergynh.org

joseph.fontaine@des.nh.gov

fossumm@unitil.com

thomas.c.frantz@energy.nh.gov

josie.gage@oca.nh.gov

gouldingc@unitil.com

aimee@transformconsulting.com

Goksin.Kavlak@brattle.com

tklaes@blueridgecs.com

nkrakoff@clf.org

donald.m.kreis@oca.nh.gov

main@unitil.com

kevin.miller@chargepoint.com

karen.j.moran@energy.nh.gov

dmullinax@blueridgecs.com

nawazelski@unitil.com

elizabeth.r.nixon@energy.nh.gov

amanda.o.noonan@energy.nh.gov

ocalitigation@oca.nh.gov

rebecca.ohler@des.nh.gov

petersonr@unitil.com

Maureen.l.reno@oca.nh.gov

agustin.ros@brattle.com

sanem.sergici@brattle.com

chris@cleanenergynh.org

taylorp@unitil.com

stower@nhla.org

jacqueline.m.trottier@energy.nh.gov

jvanrossum@clf.org

nvijaykar@keyesfox.com

chris@pluggedinstrategies.com

MWhited@synapse-energy.com

jrw@psu.edu

craig.wright@des.nh.gov